Exhibit (10)(iii)(h)





October 2, 1995



Mr. Saul L. Basch
25 Mcintosh Drive
Wilbraham, MA 01095


Dear Mr. Basch:

The purpose of this letter agreement is to set out the understanding that you and The Hartford Steam Boiler Inspection and Insurance Company (the "Company") have reached with respect to certain obligations you and the Company may have in the event of your cessation of employment. The agreement to provide the payments described below has been made in order to induce you to enter employment with the Company and in consideration of your entering and remaining in such employment. However, other than satisfaction of the obligations described in this agreement, nothing stated herein shall affect the Company's or your right to terminate your employment at any time.


1.	Term of Agreement

	This Agreement will commence on the date of this letter and will continue for a period of three years and will automatically be extended for successive additional three-year terms on each three year anniversary date, unless 180 days prior to such date, the Company has given you notice of its election not to renew this Agreement. The non-renewal of this Agreement will not in any way affect payments due hereunder which remain outstanding.

	Notwithstanding the foregoing, this Agreement shall not terminate unless the Company has furnished you with an irrevocable written agreement, on terms reasonably acceptable to you, assuring that if your employment with the Company is terminated at any time prior to your 65th birthday other than on account of i) your death, Disability or Retirement; ii) dismissal by the Company for Cause; or
iii) voluntary termination by you other than for Good
Reason, you will be entitled to a severance benefit identical in amount and payment terms to that described in
Section 3 of this Agreement.

	If a "Change in Control" (as defined under Section 2(A) of this Agreement) occurs during the original or any renewal term of this Agreement, this Agreement shall continue in effect for a period of forty-eight (48) months beyond the month in which such Change in Control occurred.

	If you retire, become disabled or die during the term of this Agreement, this Agreement will automatically be terminated as of the date of your Retirement, Disability or death, provided that a Change in Control has not occurred, without any act on the Company's part.


2.	Definitions

	(A)	"Cause" shall mean:

		1) the willful and continued failure by you to perform your properly assigned duties after a notice of non-performance is delivered to you by the President of the Company, which specifically identifies the manner in which you have failed to perform your duties, and your failure within 10 days after receiving such notice to cure, or to diligently commence reasonable measures to cure if cure within 10 days is not practical, the non-performance specified in such notice.

		2) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise; or

		3) the conviction or plea of guilty or nolo contendere to conduct constituting a felony.

	(B)	A "Change in Control" as referred to under this
	Agreement shall be deemed to have occurred if:

		(1)	any "person" (as defined in Sections 13(d) and
14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

		(2)	during any period within two (2) consecutive years
there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

		(3)	the stockholders of the Company approve a merger
or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar
			transaction) in which no "person" (as hereinabove defined) becomes the "beneficial owner" (as hereinabove defined) of more than 25% of the combined voting power of the Company's then outstanding securities; or

		(4)	the shareholders of the Company approve (a) a plan
of complete liquidation of the Company or (b) the sale or other disposition of all or substantially all the Company assets.

	(C)	"Disability" as referred to in this Agreement shall
mean a determination by the Company's Disability
Committee that you are totally disabled for the purposes of Long-Term Disability, in accordance with the Employees' Disability Plan, effective 1/1/76, and as amended from time to time thereafter or any successor plan adopted in the future.

	(D)	"Good Reason" shall mean, without your express written
consent:

		1)	a significant change in your position, duties,
authority or reporting responsibilities as were in effect prior to such change;

 		2)	the Company's requiring you to maintain your
principal office or conduct your principal duties in a location other than the current headquarters of the Company or any future headquarters of the Company provided that it is located within a thirty mile radius of its current location; or

		3)	a reduction by the Company in your base salary or
the discontinuance (without replacing with substantially equivalent plans) of the Company's
Long-Term Incentive Plan, Short-Term Incentive
Plan or 1995 Stock Option Plan or any modification of such plans which would have the effect of materially reducing your benefits thereunder.

	(E)	"Retirement" as referred to in this Agreement shall
mean the date, either the Early Retirement Date or Normal Retirement Date, upon which you begin to receive benefits in accordance with the Employees' Retirement
Plan effective 12/15/59, as now and hereafter from time to time amended; or any successor plan adopted in the future.


3.	Severance Benefit upon Termination of Employment Other Than
	Following a Change in Control

	In the event of termination of your employment during the term of this agreement (and prior to any Change in Control) other than on account of i) your death, Disability, or Retirement; ii) dismissal by the Company for Cause; or iii) voluntary termination by you other than for Good Reason, then the Company shall pay to you a severance benefit of two times your annual salary in effect prior to such termination, payable in 52 bi-weekly payments. Any amounts payable under this Section 3 will be offset by any amounts payable under The Hartford Steam Boiler Inspection and
Insurance Company Severance Plan.




4.	Termination Following Change in Control

	(A)	In consideration of this Agreement and subject to its
terms and conditions, you agree to remain in the employ of the Company for a period of six months subsequent to a Change in Control of the Company.

	(B)	If a Change in Control of the Company has occurred, you
will be entitled to the severance payment described in
Section 5 at the time specified therein if any of the following events described below occur:

		(1)	if within six months of the Change in Control you
are dismissed from the Company for any reason
other than Retirement, Disability or for Cause; or
		(2)	if after six months you voluntarily leave or are
dismissed from the Company for any reason other than Retirement, Disability, or for Cause.


5.	Severance Payment for Termination Following a Change in
	Control

	(A)	In lieu of any further salary payments to you for
periods subsequent to the date of termination of your employment, the Company shall pay as severance pay to you a lump sum severance payment (the "Severance
Payment") equal to 2.99 times your "base amount", as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Such base amount shall be determined in accordance with temporary or final regulations, if any, promulgated under section 280G of the Code and based upon the advice of the tax counsel referred to in paragraph (B) below.

	(B)	The Severance Payment shall be reduced by the amount of
any other payment or the value of any benefit received or to be received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company, any person whose actions result in a Change of Control, or any person affiliated with the Company or such person) unless:

			(1)	you shall have effectively waived your
receipt or enjoyment of such payment or
benefit prior to the date of payment of the Severance Payment;

			(2)	in the opinion of tax counsel selected by the
Company's independent auditors and acceptable to you, such other payment or benefit does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code; or

			(3)	in the opinion of such tax counsel, the
Severance Payment (in its full amount or as partially reduced under this paragraph (B), as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of section
280G(b)(2) of the Code are reasonable
compensation for services actually rendered, within the meaning of section 280G(b)(2) of the Code or are otherwise not subject to disallowance as a deduction by reason of
Section 280G of the Code. The value of any non-cash benefit or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of section 280G(d)(3) and (4) of the Code.

	(C)	Except to the extent that such payments would result
(or, if paid after the Severance Payment, would have resulted) under paragraph (B) above, in a reduction in the Severance Payment, the Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section
4999 of the Code to any payment or benefit provided in paragraph (D), below, or within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

	(D)	The payments provided for in paragraphs (A) and (C),
above, shall (except as otherwise provided therein) be made not later than the fifth day following the date of termination of your employment, provided, however, that if the amounts of such payments, and the limitations on such payments set forth in paragraph (B) above, cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of your termination of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section
1274(b)(2)(B) of the Code).

	(E)	In addition to all other amounts payable to you under
this Section 5, you shall be entitled to receive all benefits payable to you under The Hartford Steam Boiler
Inspection and Insurance Company Employees' Retirement
Plan, Thrift Incentive Plan, Employee Stock Ownership
Plan and any other plan or agreement relating to retirement benefits the payments under which are exempt from treatment as "parachute payments" pursuant to
Section 280G(b)(6) of the Code.


6.	No Duty to Mitigate

	You shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise except as specifically provided under Sections
3, 4 and 5 hereof.


7.	Arbitration

	Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

8.	Validity

	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


9.	Successors; Binding Agreement

	(A)	The Company will require any successor (whether direct
or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if any of the events described under Section 3 or Section 4 (B)(1) or (2) had occurred. As used in this Agreement "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

	(B)	This Agreement shall inure to the benefit of and be
enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.


10.	Notice

	For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Corporate Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


11.	Confidentiality

	During the term of this Agreement and thereafter, you agree that you will not, without the express written consent of the Company, make use of or divulge to any person, firm or corporation, any trade or business secret or other confidential information which may be disclosed to you by the Company or any of its subsidiaries or as a result of your employment with the Company excepting only such information which shall be made public without any fault on your part and such information as you are obligated to disclose pursuant to legal process. In addition, the foregoing provision shall not impair your ability to exercise your good faith judgment as to disclosures in connection with your duties hereunder.


12.	Miscellaneous

	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 3, 4 and 5 shall survive the expiration of the term of this Agreement.


13.	Unfunded Obligations; Trust Agreement

	The Company will pay from its general assets all payments to be made hereunder. However, the Company may in its discretion, establish a trust, escrow agreement or similar arrangement in order to aid the Company in meeting its obligations hereunder.

	Any assets transferred by the Company into any such arrangement shall remain at all times assets of the Company and subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency of the Company. No security interest in such assets shall be created in your favor and your rights under this Agreement and under any such arrangement shall be those of a general unsecured creditor of the Company.


14.	Assignment and Alienation

	Benefits under this Agreement may not be anticipated, assigned (either at law or in equity), alienated, or subjected to attachment, garnishment, levy, execution or other legal or equitable process. If you become bankrupt or attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefits under this Agreement, such benefit shall, in the discretion of the Company, cease and terminate, in which event the Company may hold or apply the same or any part thereof for your benefit, your beneficiary, your spouse, children, other dependents or any of such individuals, in such manner and in such proportion as the Company may deem proper.


If you understand and are in agreement with the aforementioned terms and conditions, please sign and date this Agreement in the spaces indicated and return one copy to the Company.


						Very truly yours,

						THE HARTFORD STEAM BOILER
						INSPECTION AND INSURANCE COMPANY


						BY  /s/ Gordon W. Kreh
						    Gordon W. Kreh, President


Accepted this ____ day of
___________________, 1995

By

/s/ Saul L. Basch